Exhibit 10.1

February 20, 2014

[name]

[address]

Re:                             Grant of Phantom Class A Shares

Dear [name]:

I am pleased to inform you that you have been granted [amount1] Phantom Class A Shares as of the above date pursuant to the Plains GP Holdings, L.P. Long-Term Incentive Plan (the “Plan”).  In addition, in tandem with each Phantom Class A Share you have been granted a distribution equivalent right (a “DER”). A DER represents the right to receive a cash payment equivalent to the amount, if any, paid in cash distributions on one Class A Share of Plains GP Holdings, L.P. (“PAGP” or the “Partnership”) to the holder of such Class A Share. The terms and conditions of this grant are as set forth below.

1.              Subject to the further provisions of this Agreement, your Phantom Class A Shares shall vest (become payable in the form of one Class A Share of Plains GP Holdings, L.P. for each Phantom Class A Share) in equal 25% increments ([amount2] Phantom Class A Shares per year) annually on the February Distribution Date.

2.              Subject to the further provisions of this Agreement, your DERs shall be payable in cash substantially contemporaneously with each Distribution Date.

3.              As of each vesting date, for so long as your service on the Board of Directors has not been terminated, you shall automatically receive a grant, evidenced hereby, of [amount2] additional Phantom Class A Shares (and tandem DERs), such that the total outstanding Phantom Class A Shares (and tandem DERs) granted by this letter shall remain [amount1].

4.              Immediately after the vesting of any Phantom Class A Shares, an equal number of DERs shall expire.

5.              Upon any forfeiture of Phantom Class A Shares, an equal number of DERs shall expire.

6.              In the event that (i) you voluntarily terminate your service on the Board of Directors (other than for Retirement) or (ii) your service on the Board of Directors is terminated by the Board (by a majority vote of the remaining Directors) for Cause (as defined in the LLC Agreement), all unvested Phantom Class A Shares (and tandem DERs) shall be forfeited as of the date service terminates.

7.              In the event your service on the Board of Directors is terminated (i) because of your death or disability (as determined in good faith by the Board), (ii) due to your Retirement, or (iii) for any reason other than as described in clauses (i) and (ii) of paragraph 6 above, all unvested Phantom Class A Shares (and any tandem DERs) shall immediately become nonforfeitable, and shall vest (or, in the case of DERs, be paid) in full as of the next following Distribution Date.  Upon such payment, the tandem DERs associated with the Phantom Class A Shares that are vesting shall expire.

8.              In the event of a vesting under paragraph 7 above, the provisions of paragraph 3 above shall no longer be operative.

9.              For the avoidance of doubt, to the extent the expiration of a DER relates to the vesting of a Phantom Class A Share on a Distribution Date, the intent is for the DER to be paid with respect to such Distribution Date before the DER expires.

As used herein, (i) “Company” refers to PAA GP Holdings LLC, (ii) “Distribution Date” means the day in February, May, August or November in any year (as context dictates) that is 45 days after the end of a calendar quarter (or, if not a business day, the closest previous business day), and (iii) “Retirement” means you no longer serve as an officer or director of any public company and have retired from full-time employment.

Terms used herein that are not defined herein shall have the meanings set forth in the Plan or, if not defined in the Plan, in the Amended and Restated Agreement of Limited Partnership of Plains GP Holdings, L.P., as amended (the “Partnership Agreement”) or the Amended and Restated Limited Liability Company Agreement of PAA GP Holdings LLC, as amended (the “LLC Agreement”). By signing below, you agree that the Phantom Class A Shares and DERs granted hereunder are governed by the terms of the Plan.  Copies of the Plan, the Partnership Agreement and the LLC Agreement are available upon request.

In order for this grant to be effective you must designate a beneficiary that will be entitled to receive any benefits payable under this grant in the event of your death.  Please execute and return a copy of this grant letter to me and retain a copy for your records.

PLAINS GP HOLDINGS, L.P.

By: PAA GP HOLDINGS LLC

By:
Name:	Richard McGee
Title:	Executive Vice President

Beneficiary Designation

Primary Beneficiary Name	Relationship	Percent (Must total 100%)

Secondary Beneficiary Name	Relationship	Percent (Must total 100%)

[name]

No. of Phantom Class A Shares:	[amount1]

Dated: